EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JUNE 2, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES FINAL RESULTS OF 4.125% CUMULATIVE CONVERTIBLE PREFERRED

STOCK EXCHANGE OFFER

OKLAHOMA CITY, OKLAHOMA, JUNE 2, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced the final results of its previously announced offer to exchange 63.0444 shares of its common stock for each outstanding share of its 4.125% Cumulative Convertible Preferred Stock (the “Preferred Stock”) (CUSIP Nos. 165167875 and 165167883). The exchange offer expired at 5:00 p.m. New York City Time on Thursday, June 1, 2006.

Chesapeake issued 5,248,126 shares of its common stock in exchange for 83,245 shares, or 96.4%, of its outstanding 4.125% Cumulative Convertible Preferred Stock tendered in the exchange offer. 3,065 shares of the Preferred Stock remained outstanding at the expiration of the exchange offer.

The exchange offer was made pursuant to an offer to exchange and related letter of transmittal, copies of which may be obtained without charge from the information agent for the exchange offer, Global Bondholder Services Corporation, who may be reached at 866-924-2200 (US toll-free) and 212-430-3774 (collect). The offer to exchange and other related documents filed with the Securities and Exchange Commission on Schedule TO may be obtained for free at the Commission’s web site, http://www.sec.gov.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.